Exhibit 4.11

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH HEREIN. AS A RESULT OF SUCH RESTRICTION, THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF A REGISTERED PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $5,000,000	Made as of May 26, 2011

For value received, GCT Semiconductor, Inc., a Delaware corporation (the “Company”), with principal offices at 2121 Ringwood Avenue, San Jose, CA 95131, hereby promises to pay to LGE Innovation Venture Fund (“LGE”), the principal sum of $2,000,000 (the “LGE Principal”), to Asia Pacific Venture Invest L.P. (Class A) (“APVI Class A”), the principal sum of $1,000,000 (the “APVI Class A Principal”), to Asia Pacific Venture Invest II L.P. (“APVI II”), the principal sum of $1,000,000 (the “APVI II Principal”), and to KTB Network (“KTB,” along with LGE, APVI Class A and APVI II, each a “Holder” and collectively, the “Holders”), the principal sum of $1,000,000 (the “KTB Principal”), for an aggregate principal amount of $5,000,000 (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest on the unpaid principal balance at a rate equal to fifteen percent (15%) per annum, with respect to the LGE Principal, and at a rate equal to six percent (6%) per annum, with respect to each of the APVI Class A Principal, APVI II Principal and the KTB Principal, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note (as defined below) compounded on an annual basis until the Principal Amount and all interest accrued thereon are paid (or converted, as provided in Section 2 hereof). With respect to repayment of the indebtedness by the Company to each respective Holder, (i) the unpaid LGE Principal, APVI Class A Principal, APVI II Principal and KTB Principal (unless converted in accordance with Section 2) together with any then related unpaid accrued interest, shall be due and payable on the Maturity Date (as defined below) or (ii) the unpaid LGE Principal, APVI Class A Principal, APVI II Principal and KTB Principal (unless converted in accordance with Section 2), together with any then related unpaid accrued interest, shall be due and payable upon the occurrence of an Event of Default (as defined below), at the principal offices of the Company or by mail to the address of the applicable registered Holder(s) of this Note in lawful money of the United States.

The following is a statement of the rights of each Holder, severally and not jointly, and the conditions to which this Note is subject, and to which each Holder hereof, severally and not jointly, by the acceptance of this Note agrees:

1. DEFINITIONS. The following definitions shall apply for all purposes of this Note:

1.1 “Acquisition” means the receipt of bona fide offer for any of the following transactions: (a) the sale of all or substantially all of the Company’s assets; (b) the sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (c) a reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Company is a constituent corporation or is a party if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (c) a sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company’s stockholders. For purposes of this section, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction.

1.2 “Comerica Loan Agreement” means the Amended and Restated Loan and Security Agreement between the Company and Comerica Bank, entered into as of April 4, 2011.

1.3 “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.4 “Conversion Price” means $1.20, as adjusted for any stock split, reverse stock split, stock dividend or other proportionate increase or decrease in the conversion price or total number of shares of Series F Preferred Stock held by all holders thereof.

1.5 “Conversion Stock” means the Company’s Series F Preferred Stock.

1.6 “Event of Default” means any of the following events that occurs prior to the conversion or prepayment of this Note: (a) the liquidation, termination of existence or dissolution of the Company, or the appointment of a receiver or custodian for the Company or any material part of its property; (b) the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, if such proceedings are not discharged within 90 days; or (c) the Company fails to observe or perform any other obligation to be observed or performed by it under the Note and Warrant Purchase Agreement, this Note or the LGE Warrant within thirty (30) days after written notice from the Majority Note Holders (or in the case of the LGE Warrant, only from LGE) to perform or observe such obligation.

1.7 “Holder” means any person who shall at the time be the registered holder of this Note.

1.8 “Initial Public Offering” means the filing of an S-1 Registration Statement with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.9 “LGE Warrant” means the warrant to purchase shares of the Series F Preferred Stock of the Company issued to LGE pursuant to the Stock Purchase Warrant entered into between the Company and LGE as of the same date hereto.

1.10 “Maturity Date” means May 26, 2012.

1.11 “Majority Note Holders” means the Holders holding a majority of the aggregate original Principal Amount of this Note outstanding (which shall in any case include LGE).

1.12 “Note” means this Convertible Promissory Note.

1.13 “Note and Warrant Purchase Agreement” means the Note and Warrant Purchase Agreement entered into by and among the Company and the Holders as of the same date hereto, for the purchase and issuance of this Note and the LGE Warrant.

1.14 “Senior Indebtedness” shall mean the principal amount and any unpaid interest outstanding from time to time under any existing and future secured indebtedness with Comerica Bank pursuant to the Comerica Loan Agreement and as set forth in Schedule A.

2. CONVERSION.

2.1 Conversion. The LGE Principal, the APVI Class A Principal, the APVI II Principal, the KTB Principal and the related interest on each such principal amount outstanding under this Note, respectively, shall be convertible on or prior to the Maturity Date into shares of Conversion Stock at a price per share equal to the Conversion Price. Upon conversion pursuant to this Section 2.1, the Holder(s) will execute and deliver to the Company at the Closing such stock purchase agreement, investors’ rights agreement, co-sale agreement, voting and/or other agreements as are entered into by the other purchasers of the Company’s Series F Preferred Stock.

2.2 Acquisition or Initial Public Offering Event. In the event that an Acquisition or an Initial Public Offering occurs prior to the Maturity Date, prior to such Acquisition or Initial Public Offering event, then the LGE Principal, the APVI Class A Principal, the APVI II Principal, the KTB Principal and related interest on each such principal amount outstanding under this Note, respectively, shall be automatically converted in accordance with the conversion terms set forth in Section 2.1.

2.3 Termination of Rights. The rights of a Holder with respect to this Note shall terminate upon the issuance of shares of the Conversion Stock upon conversion of its respective Principal Amount and the related interest outstanding under this Note, whether or not this Note has been surrendered and whether or not all stock purchase, investors’ rights, co-sale, voting or other agreements have been executed and delivered by such related Holder to the Company. Notwithstanding the foregoing, each Holder, severally and not jointly, agrees that this Note shall be surrendered to the Company for cancellation as soon as is possible following conversion of the entire Principal Amount and the related interest outstanding of all Holders under this Note. Each Holder shall not be entitled to receive the stock certificate representing its respective shares of Conversion Stock to be issued upon conversion of its respective amount of the Principal Amount and the related interest outstanding under this Note until the related Holder executes and delivers to the Company the agreements and/or documents related to the Company’s Series F Preferred Stock referenced in this Section 2.

3. ISSUANCE OF CONVERSION STOCK. As soon as practicable after conversion of a Holder’s respective amount of the Principal Amount and the related interest outstanding under this Note, the Company at its expense will cause to be issued in the name of and delivered to such Holder, a certificate or certificates for the number of shares of Conversion Stock to which such Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation or Bylaws, or by any agreement between the Company and such Holder), together with any other securities and property to which such Holder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made, (a) if made under Section 2.1 above, on the date of the election by the Holder to convert, or (b) if made under Section 2.2 above, as of immediately prior to an Acquisition or Initial Public Offering. No fractional shares will be issued upon conversion of this Note. If upon conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the Conversion Price.

4. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Note does not by itself entitle a Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of a Holder, shall cause a Holder to be a stockholder of the Company for any purpose.

5. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of each Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Conversion Stock upon the conversion of this Note.

6. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company’s Senior Indebtedness, whether currently outstanding or incurred in the future by the Company.

6.1 Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the Principal Amount, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal and interest and other amounts payable in respect of the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of a Holder that shall assert any right to receive any payments in respect of the Principal Amount and interest and other amounts payable on this Note except subject to the payment in full of the principal of and interest and other amounts payable in respect of all of the Senior Indebtedness then outstanding.

6.2 Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and a Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the or interest or other amounts payable on this Note.

6.3 Further Assurances. By acceptance of this Note, each Holder agrees, severally and not jointly, to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to each Holder’s rights hereunder, the Company may require that each Holder execute such forms of subordination agreement; provided that such forms shall not impose on any such Holder terms less favorable than those provided herein.

6.4 Subrogation. Subject to the payment in full of all Senior Indebtedness, each Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions indefeasibly made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and each Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which a Holder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and a Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

6.5 No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities or other properties otherwise payable or deliverable to a Holder, nothing contained in this Section 6 shall impair, as between the Company and a Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to each Holder its respective amount of the Principal Amount hereof and related interest hereon as and when the same become due and payable, or shall prevent a Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

6.6 Reliance of Holders of Senior Indebtedness. Each Holder, by its acceptance hereof, shall be deemed to acknowledge and agree, severally and not jointly, that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of the holder of Senior Indebtedness to approve the issuance of this Note, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and the holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

6.7 Right to Convert. Notwithstanding any terms to the contrary in this Section 6, nothing herein shall limit or restrict the right of each Holder or the Company to convert this Note into Conversion Stock in the manner and at the times provided for in Sections 2 and 3 herein.

7. PREPAYMENT. At any time before the Maturity Date, the Company may prepay all or any portion of the Principal Amount and related accrued interest only upon mutual written agreement of the Company and the Majority Note Holders. All payments will first be applied to the repayment of accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal. All prepayments shall be made on a pari passu basis among the Holders and subject to the terms and conditions of Section 16 herein.

8. WAIVERS. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

9. ATTORNEYS’ FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

10. TRANSFER. The Company and each Holder hereby agree, severally and not jointly, that neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that each Holder may assign, convey or transfer its respective rights under this Note without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Holder; provided, further, that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and satisfies the Company as to compliance with State and federal securities law. The rights and obligations of the Company and each Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The Company and each Holder hereby agree, severally and not jointly, that that all shares of Conversion Stock issuable upon conversion of its respective share of the Principal Amount and related interest outstanding under this Note pursuant to the provisions of this Note shall be subject to the terms and conditions of the definitive agreements entered into by such Holder and the Company in connection with such conversion, including the restrictions on transfer contained therein.

11. GOVERNING LAW. This Note shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

12. HEADINGS. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

13. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) two (2) days after deposit with an internationally recognized overnight courier, specifying delivery within two (2) days or less, with written verification of receipt.

14. AMENDMENTS AND WAIVERS. This Note may be amended and any term or provision of this Note may be waived, (either generally or in a particular instance and either retroactively or prospectively) by written agreement of the Company and the Majority Note Holders.

15. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16. PARI PASSU TREATMENT OF PRINCIPAL AMOUNTS OF EACH HOLDER. The LGE Principal, the APVI Class A Principal, the APVI II Principal and the KTB Principal shall rank equally without any preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of such principal amounts shall be applied ratably and proportionately on all such principal amounts outstanding of each respective Holder under this Note on the basis of the aggregate original Principal Amount of all such Holders under this Note.

17. COUNTERPARTS. This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

THE COMPANY:

GCT SEMICONDUCTOR, INC.

By:	/s/ Kyeong Ho Lee
Kyeong Ho Lee, President and Chief Executive Officer

HOLDERS:

LGE INNOVATION VENTURE FUND

By:
Name:	Jin Ho Shin
Title:	President & CEO
Address:	4FL, KTB Bldg, 826-14, Yeoksam-dong
Kangnam-gu, Seoul 135-769 KOREA

Facsimile Number: +82-2-2184-2820

KTB NETWORK

By:
Name:	Jin Ho Shin
Title:	President & CEO
Address:	4FL, KTB Bldg, 826-14, Yeoksam-dong
Kangnam-gu, Seoul 135-769 KOREA

Facsimile Number: +82-2-2184-2820

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

THE COMPANY:

GCT SEMICONDUCTOR, INC.

By:
Kyeong Ho Lee, President and Chief Executive Officer

HOLDERS:

LGE INNOVATION VENTURE FUND

By:	/s/ Jin Ho Shin
Name:	Jin Ho Shin
Title:	President & CEO
Address:	4FL, KTB Bldg, 826-14, Yeoksam-dong
Kangnam-gu, Seoul 135-769 KOREA

Facsimile Number: +82-2-2184-2820

KTB NETWORK

By:	/s/ Jin Ho Shin
Name:	Jin Ho Shin
Title:	President & CEO
Address:	4FL, KTB Bldg, 826-14, Yeoksam-dong
Kangnam-gu, Seoul 135-769 KOREA

Facsimile Number: +82-2-2184-2820

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

HOLDERS (cont.):

ASIA PACIFIC VENTURE INVEST L.P. (Class A)

For and on behalf of M-Venture Investment, Inc. In its capacity as General Partner

By:	/s/ Sung-Hyeok Hong
Name:	Sung-Hyeok Hong
Title:	Vice Chairman & CEO
Address:	25F, City Air Tower, 159-9, Samsung-dong Gangnam-gu, Seoul 135-973 KOREA

Facsimile Number: +82-2-6000-5659

For and on behalf of Asia Pacific Venture Investment Co., Limited In its capacity as Limited Partner

By:	/s/ Ming-Cheng Kuo
Name:	Ming-Cheng Kuo
Title:	Director

ASIA PACIFIC VENTURE INVEST II L.P.

For and on behalf of M-Venture Investment, Inc. In its capacity as General Partner

By:	/s/ Sung-Hyeok Hong
Name:	Sung-Hyeok Hong
Title:	Vice Chairman & CEO
Address:	25F, City Air Tower, 159-9, Samsung-dong Gangnam-gu, Seoul 135-973 KOREA

Facsimile Number: +82-2-6000-5659

SCHEDULE A

LIST OF SENIOR INDEBTEDNESS

The liability senior to this Convertible Note is the liability related to the credit line the Company has with Comerica Bank pursuant to the Comerica Loan Agreement. As of January 31, 2011, the balance due on this line was $2,940,000.